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                                                                   EXHIBIT 10.19

Internet Product Development and Marketing Agreement dated as of May 26, 2000 between Registrant and Quintiles Transnational Corp.


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              INTERNET PRODUCT DEVELOPMENT AND MARKETING AGREEMENT

         THIS INTERNET PRODUCT DEVELOPMENT AND MARKETING AGREEMENT (the "AGREEMENT") is made and entered into as of May 26, 2000 by and between HEALTHEON/WEBMD CORP., a Delaware corporation ("HWMD"), and QUINTILES TRANSNATIONAL CORP., a North Carolina corporation ("QUINTILES").

         References in this Agreement to "schedules" refer to the documents attached as schedules to this Agreement, all of which form part of this Agreement; and unless otherwise indicated, references to "articles" or "sections" refer to the corresponding numbered articles and sections of this Agreement.

                                   BACKGROUND

                  (a) Quintiles provides product development and commercialization solutions, healthcare informatics services, and healthcare policy consulting to the healthcare industry worldwide.

                  (b) HWMD is applying advanced Internet technology to enable healthcare providers and consumers to interact with each other and the institutions of healthcare online.

                  (c) HWMD and Quintiles are parties to an Agreement and Plan of Merger dated as of January 22, 2000 (the "MERGER AGREEMENT") pursuant to which they have agreed, among other things, for Quintiles' wholly owned subsidiary Pine to become a wholly owned subsidiary of HWMD by merger (the "PINE MERGER").

                  (d) As a principal component of the transactions surrounding the Merger Agreement, HWMD and Quintiles desire to engage in the collaborative development, marketing, and commercialization of a portfolio of Internet-based products and services for the pharmaceutical industry as provided herein.

                  NOW, THEREFORE, in consideration of their respective agreements set forth in this Agreement and of other good and valuable consideration, the receipt and legal sufficiency of which they acknowledge, and intending to be legally bound, HWMD and Quintiles agree as follows:


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                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the following capitalized terms shall have the respective meanings set forth below:

                  (a) "AFFILIATE" of a Person means a Person controlling, controlled by or under common control with such Person.

                  (b) "ALLIANCE" means and refers to the relationship established between Quintiles and HWMD by this Agreement.

                  (c) "ALLIANCE GUIDELINES" means the alliance-wide guidelines referred to in Section 2.2, which the parties intend to serve as primary guidance for the Steering Committee in its administration of the transactions contemplated by this Agreement.

                  (d) "CO-BRANDED AREA" means that portion of HWMD's primary Internet presence which is devoted to the Alliance.

                  (e) "CONFIDENTIAL INFORMATION" means and includes all information disclosed under this Agreement by either party to the other, provided that the following shall not constitute Confidential Information: information which (1) is known by the receiving party prior to disclosure by the disclosing party; (2) is or becomes available publicly other than as a result of a breach of this Agreement; (3) is developed independently by the receiving party without the use of or reliance on the disclosing party's Confidential Information; or (4) is provided to the receiving party by a third party under no duty of confidentiality to the disclosing party.

                  (f) "DEVELOPMENT PERSONNEL" means HWMD personnel performing development services relating to a Tool under Section 4.2 of this Agreement.

                  (g)      "EXECUTIVE SPONSOR" has the meaning set forth in
Section 2.4.

                  (h) "INTELLECTUAL PROPERTY RIGHTS" means trade secret, confidentiality, patent, copyright, trademark, know-how, moral, and similar rights of any type under the applicable laws of any governmental authority, domestic or foreign, including without limitation all applications and registrations relating to any of the foregoing.

                  (i)      "INVESTIGATION PERIOD" has the meaning set forth in
Section 3.1(a).

                  (j) "MARKS" means a party's trademarks, trade names, service marks, service names, logos and trade dress.

                  (k)      "PERSON" means any person or entity.

                  (l)      "PLATFORM ENHANCEMENTS" has the meaning set forth in
Section 7.1(c).


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                  (m)      "HWMD PLATFORM" means that certain technology used by
HWMD as of the Effective Date which serves as the basis for HWMD's
Internet-based services provided to its customers.

                  (n) "SPECIFICATIONS" means, with respect to any Tool, the functional specifications determined by the Steering Committee for such Tool and reflected in the corresponding Work Plan.

                  (o) "STEERING COMMITTEE" means and refers to the six-member steering committee comprised of three designees from each party established pursuant to Section 2.4 to manage the conduct of the transactions contemplated by this Agreement.

                  (p) "TERM" means the term of this Agreement, as determined according to Section 9.1.

                  (q) "TOOL" means any product or service developed by the parties under this Agreement, each to operate in connection with the HWMD Platform.

                  (r) "TOOL GROUPS" means the three product/service groups referred to in Section 3.1(b) in which the parties intend to develop and commercialize Tools, namely drug development, physician detailing, and direct-to-consumer.

                  (s) "WORK PLAN" means, with respect to any Tool, the development and marketing plan, budget and schedule prepared pursuant to Section 3.1(c) in respect of such Tool.

                                   ARTICLE II
                     PURPOSE AND MANAGEMENT OF COLLABORATION

         2.1 PURPOSE. Through performance of their respective obligations under this Agreement, HWMD and Quintiles agree to conceive, design, implement, market, distribute, license, and sell services based on a portfolio of Tools to be made available through a prominent co-branded location hosted by HWMD in HWMD's healthcare Internet portal. The Tools the parties develop in the Alliance as a foundation for these service offerings will fall into three broad categories associated with the development, sales, and marketing process for pharmaceutical products, referred to in this Agreement as "drug development," "physician detailing," and "direct-to-consumer," respectively (the "TOOL GROUPS"). The parties intend to commercialize the Tool Groups on a package basis to enable corresponding efficiencies across the pharmaceutical product development and commercialization process.

         2.2 ALLIANCE GUIDELINES. The parties intend to conduct the activities contemplated by this Agreement according to the alliance guidelines set forth in Schedule 2.2 concerning overall resource commitments, development and marketing schedules, and revenue sharing (the "ALLIANCE GUIDELINES"). The Steering Committee may depart from the Alliance Guidelines in the Work Plan for any Tool or otherwise in connection with its administration of the Alliance. Subject to any such departure, the Alliance Guidelines will control the parties' relationship with respect to the subject matter covered thereby.


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         2.3      IMPLEMENTATION; RESOURCE ALLOCATIONS. The parties intend to implement development of an initial portfolio of Tools (referred to below as the "Initial Toolkit") by conducting the software development activities contemplated by Articles 3 and 4 and by allocating additional resources of the types and amounts determined from time to time by the Steering Committee with reference to the Alliance Guidelines. Quintiles agrees to purchase from HWMD, and HWMD agrees to provide to Quintiles, $100,000,000 of development services for the Initial Toolkit at cost, as set out in Section 6.1(a).

         2.4      STEERING COMMITTEE.

                  (a) The parties will organize the Steering Committee promptly after execution of this Agreement. The membership of the Steering Committee shall be composed of the same individuals comprising the Steering Committee under that certain Data Rights Agreement entered into of even date by and between the parties. The Steering Committee shall convene on such schedule (but not less frequently than monthly) and employ such procedures as it shall determine from time to time in good faith, and, except as otherwise specifically required by this Agreement, shall act by unanimous consent.

                  (b) The Steering Committee will provide general oversight and coordination of the parties' collaboration, and will be responsible for identifying Tools, overseeing creation of corresponding Work Plans, and monitoring the parties' conduct of the Work Plan for each Tool.

                  (c) The parties will resolve deadlock among the Steering Committee through the Executive Review procedure described in Section 10.1(a) below.

         2.5 EXECUTIVE SPONSORS. Each party shall appoint a member of its senior management as an executive sponsor for the Alliance ("EXECUTIVE Sponsor"). Executive Sponsors will be responsible for monitoring the Alliance relationship, conducting periodic briefings for each other and their management teams, and providing a defined means of communication with other senior executives. Each party may change its Executive Sponsor at any time by written notice to the other party.

                                   ARTICLE III
                         TOOL IDENTIFICATION; WORK PLANS

         3.1      IDENTIFICATION OF TOOLS.

                  (a) SELECTION BY STEERING COMMITTEE. The Steering Committee will facilitate the initial review of potential Tools for the parties to develop under this Agreement, in accordance with the general timelines contemplated by the parties as described in the Alliance Guidelines. While the parties anticipate that Quintiles personnel will be primarily involved in the identification of Tools with appropriate support from HWMD personnel, either party may propose a Tool concept to the other, and any such proposal agreed upon by the Steering Committee will constitute and be deemed a Tool for purposes of this Agreement.


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                           (1)      The parties will research, evaluate and
agree on a base set of Tools (the "INITIAL TOOLKIT") during approximately the first six (6) months after the Execution Date of this Agreement, as contemplated in the Alliance Guidelines (the "INVESTIGATION PERIOD").

                           (2)      The parties acknowledge that after
determination of the Initial Toolkit, the parties may desire to develop and commercialize additional Tools under this Agreement, and/or to create enhancements of existing Tools. The Steering Committee will facilitate review of proposals for additional Tools and enhancements of existing Tools from time to time, and any agreed-to projects shall be developed as set forth in this Article III.

                           (3)      HWMD will develop each Tool selected by the
Steering Committee, as set forth in the corresponding Work Plan, and Quintiles will pay HWMD for development activities for the Initial Toolkit, as further specified in each corresponding Work Plan and at rates determined according to
Section 6.1.

                  (b) CREATION OF WORK PLAN. Promptly after identification of any Tool under subsection (a) above, the parties shall collaborate in the preparation of a Work Plan for such Tool. Any Work Plan under this Agreement must be unanimously approved by the Steering Committee. As applicable, each Work Plan shall include, among other things:

                           (1)      The Specifications for the Tool;

                           (2)      Delivery and acceptance guidelines for the
Tool prior to any commercial launch of the Tool;

                           (3)      Allocation of responsibility for the actions
required for development, implementation and marketing of the Tool;

                           (4)      Uptime and related services and hosting
requirements;

                           (5)      Establishment of the parties' respective
corresponding financial, personnel, and other resource commitments for the Tool;

                           (6)      Establishment of a budget; and

                           (7)      Establishment of a schedule for carrying out
the development and marketing activities for such Joint Product.

         3.2 RESTRICTIVE COVENANTS. Except with the other party's prior written consent or as otherwise provided in this Agreement, neither party will undertake directly or indirectly, or permit any of its Affiliates to undertake directly or indirectly, its respective conduct as follows:

                  (a) During the term of this Agreement, Quintiles will not promote, distribute or provide access to its products or services related to the CRO Business and CSO Business via the Internet through any Person other than HWMD; provided, however that Quintiles (1) may deploy its internal computer systems for internal purposes, (2) may continue to operate Quintiles.com and services offered through Quintiles.com, (3) may continue to provide services through existing


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contractual arrangements for so long as it is obligated to do so, and (4) may render client services through such client's systems as requested by such client without solicitation by Quintiles.

                  (b) During the term of this Agreement, HWMD will not promote any third party in the CRO Business or CSO Business or develop, distribute or provide access to any such company's services.

                  (c) During the term of this Agreement, HWMD will not participate in the CRO Business (other than pursuant to this Agreement) or develop or host for itself or any Person other than Quintiles any product designed to facilitate any CRO Business or the administration of clinical trials.

                  (d) During the term of this Agreement, Quintiles will not promote or advertise pharmaceutical products directly to consumers via the Internet through any Person other than HWMD.

                  (e) Quintiles will not contribute to the development with or procure development from any Person other than HWMD, of any Internet-based product or service to the extent such product or service is substantially functionally comparable to any Tool selected by the Steering Committee for development in the Alliance (all such products and services, "RESTRICTED PRODUCTS") (1) at any time during the three-year period commencing on the date of this Agreement (the "INITIAL ROLL-OUT PERIOD"); or (2) at any time after the Initial Roll-Out Period unless the Steering Committee has declined to pursue such product after the written suggestion to that effect from Quintiles, including a clear statement by Quintiles of its intent to undertake such activity.

                  (f) HWMD will not develop any Restricted Products for, or provide any Restricted Products to, any Person other than Quintiles (1) at any time during the Initial Roll-Out Period; or (2) at any time after the Initial Roll-Out Period unless the Steering Committee has declined to pursue such product after the written suggestion to that effect from HWMD, including a clear statement by HWMD of its intent to undertake such activity.

As used in this Section 3.2, "CRO Business" means generally the business of managing or conducting clinical trials on a contract basis as further defined by reference to Quintiles' contract research business as of the date of this Agreement, giving effect to future developments in the natural evolution of the contract research industry; "CSO Business" means generally the business of providing pharmaceutical sales services on a contract basis as further defined by reference to Quintiles' contract sales business as of the date of this Agreement, giving effect to future developments in the natural evolution of the contract sales industry.

The steering committee shall review these restrictive covenants six months after the effective date of this Agreement and annually thereafter at the request of either party.


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                                   ARTICLE IV
                       TOOL DEVELOPMENT AND IMPLEMENTATION

         4.1 GENERAL. Upon execution of each Work Plan, the parties will develop, implement and operate the corresponding Tool through the procedures set forth in this Article 4.

         4.2      DEVELOPMENT ACTIVITIES.

                  (a) PERFORMANCE. The parties will perform the development work described in this Agreement to develop the Tool in accordance with the Specifications and the time frames set forth in the Work Plan (on a best efforts basis as to schedule and budget), as they may be modified from time to time in accordance with the terms of this Agreement.

                  (b) DEVELOPMENT RESOURCES. In performing development services under this Agreement, HWMD shall allocate Development Personnel of a quality and experience level at least equal to that allocated to any other HWMD customer. Quintiles shall have the right to request individual Development Personnel, and HWMD will consider and shall use its commercially reasonable efforts to use such individuals as Development Personnel. HWMD agrees to use its commercially reasonable efforts to maintain continuity of leadership among the Development Personnel in performing development services hereunder. In any allocation of resources regarding HWMD's development resources, HWMD agrees that the Alliance shall receive preferred treatment in obtaining and retaining Development Personnel, of at least a level of preference afforded to any other HWMD customer.

                  (c) MODIFICATIONS TO SPECIFICATIONS. Either party may request modifications to the Specifications at any time during the development of a Tool. Upon both parties' approval, HWMD will perform the requested modifications, and the Specifications and the Work Plan will be deemed amended accordingly.

                  (d) PROJECT MEETINGS AND REPORTS. During the performance of development services under this Section 4.2, the parties will conduct regular meetings, in accordance with a schedule mutually agreed by the parties, to review performance of the Alliance under this Agreement and to resolve any problems. During the term of this Agreement, HWMD will provide Quintiles with periodic reports describing the progress of the development in the preceding reporting period, in such a form as is agreed by the Steering Committee.

                  (e) REVIEW RIGHTS. Quintiles will have the right, in its reasonable discretion and at its cost, to review the progress of HWMD's performance of the development services at HWMD's facilities. HWMD will provide reasonable cooperation to Quintiles in performing such reviews, including without limitation providing Quintiles with access to all non-privileged work in progress, documents and other materials related thereto, as reasonably requested by Quintiles. Quintiles may perform such reviews during HWMD's normal business hours by providing HWMD with at least five business days advance written notice. In performing such reviews, Quintiles will not unduly interfere with the operation of HWMD's other business activities, and Quintiles will comply with HWMD's reasonable safety and security policies and procedures.


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                  (f)      BETA AND PILOT PROGRAMS. The parties anticipate that
during the development of any given Tool, the parties may desire to implement beta or pilot programs prior to commercial launch. To the extent that the parties desire to implement such programs, HWMD agrees to make available wherever practical prototype versions of the Tools for Quintiles' review during the performance of the development services, and Quintiles shall provide feedback regarding any nonconformities to Specifications or other suggestions regarding the prototype for HWMD to incorporate into the development services, all as further described in an applicable Work Plan.

                  (g) TECHNICAL CONTACTS. Quintiles and HWMD will each designate primary and alternate technical contacts (collectively, the "TECHNICAL CONTACTS") as the primary individuals responsible for facilitating communications between Quintiles and HWMD regarding all technical matters and for coordinating the design, development, and testing of the Tool. Each party may change its respective Technical Contacts at any time by providing the other party with no less than five (5) days' advance notice.

         4.3 DELIVERY AND ACCEPTANCE. The parties shall determine in the Work Plan the procedures for final testing of each Tool to determine whether the Tool materially conforms to the applicable Specifications in the Work Plan. As set forth in further detail in the Work Plan, Quintiles will provide HWMD with a written acceptance of the Tool or one or more written statements of errors to be corrected (a "STATEMENT OF ERRORS"). If Quintiles fails to provide HWMD with written acceptance or Statement of Errors within the period of time set forth in the Work Plan, then the Tool will be deemed accepted. If Quintiles provides HWMD with a Statement of Errors, then HWMD shall promptly and correct such errors and make the Tool available for re-testing. The foregoing procedure will be repeated until Quintiles accepts or finally rejects each Tool. Upon acceptance of the Tool, HWMD will make the Tool available for use on the Internet as described in the Work Plan, or conduct such other activities to make the Tool available as described in the Work Plan.

         4.4 IMPLEMENTATION/COMMERCIALIZATION OF TOOL. Upon launch of the Tool, HWMD shall host and operate the Tool as set forth in the Work Plan. Except as otherwise set forth in the Work Plan, HWMD shall, in accordance with any applicable costs and fees set forth in the Work Plan, comply with the following as to each Tool.

                  (a) HOSTING; CAPACITY. HWMD shall provide (within the context of HWMD's facilities and normal hosting operations) all computer servers, routers, switches and associated hardware in an amount reasonably necessary to meet anticipated traffic demands, adequate power supply (including generator back-up) and HVAC, adequate insurance, adequate service contracts and all necessary space, network cabling and power distribution to support the Tool. HWMD shall not be responsible for any such items beyond its own data center.

                  (b) SECURITY. HWMD shall implement security mechanisms for the Tool with a degree of protection at least as strong as any similar product made available by HWMD on the HWMD Platform, or with such other security mechanisms as are specified in the corresponding Work Plan.

                  (c) UPTIME; SERVICE LEVEL RESPONSE. HWMD will use commercially reasonable efforts to ensure that a server hosting the Tool is accessible to other Internet servers at a level agreed to in the Work Plan ("Uptime"), with the sole exception of scheduled maintenance to be performed during off-peak hours. For Uptime problems or other service failures or failures of any


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Tool to materially conform to the Specifications in the Work Plan, HWMD shall make available its personnel during such hours, and devote priority levels to correct any such problems, at least as strong as those provided by HWMD for any other applications on the HWMD Platform.

         4.5 CO-BRANDING. The Tools shall be made available to customers in the Co-Branded Area, or as otherwise agreed in the Work Plan, and shall be branded under both parties' Marks. In all uses of the Tools in which the Marks of either party are displayed other than on HWMD's web sites, Quintiles' Marks shall be displayed with substantially equivalent size, location and prominence to HWMD's Marks, except as otherwise agreed in a Work Plan. HWMD's web site shall feature a prominent link to the Co-Branded Area. which link will display Quintiles' Mark. Within the Co-Branded Area, Quintiles Marks shall be displayed with substantially equivalent size, location and prominence to HWMD's Marks, except as otherwise agreed in a Work Plan.

                                    ARTICLE V
                                    MARKETING

         5.1      MARKETING PRINCIPLES.

                  (a) General. The parties will commercialize the Tools and services provided through use of the Tools solely on a co-branded basis, except as otherwise agreed in a Work Plan. Although each may engage in independent marketing activities for Tools at its own expense, HWMD and Quintiles intend primarily to market the Tools on a coordinated, collaborative basis using sales teams comprised of representatives of each firm, with each party marketing all three Tool Groups on a package basis.

                  (b) Integrated Sales Teams. Each party will provide appropriate sales and marketing personnel to constitute an integrated sales force for the sales of services based on the Tool Groups, and each sales team will include representatives from each party. The Steering Committee will coordinate development of sales teams comprised of representatives from each party, structured generally (unless otherwise determined by the Steering Committee) to include a Project Executive (with coordination authority over sales efforts to multiple targeted customers), a Relationship Executive (corresponding to the specific targeted customer), and a sales/follow-up team. The parties will coordinate all sales team correspondence to each targeted customer through the corresponding Project and Relationship Executives to enable a unified, seamless message from the combined sales team. Project Executives and Relationship Executives will be designated from time to time by the Steering Committee.

                  (c) Joint Bids. The parties agree to coordinate all joint sales bids for services provided through use of the Tools under this Agreement. The sales teams shall, together with the Steering Committee, determine on a bid-by-bid basis, issues relating to (1) the work to be performed by and the compensation to be paid to each party, (2) pricing of the services, (3) which party (based on preexisting relationships with the customer or otherwise) shall take the lead in the bid process, (4) the contractual structure of any transaction with a customer (through a prime and subcontractor arrangement or otherwise), and (5) such other matters as are determined by the parties.


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                  (d)      Customer Targeting. The parties (primarily Quintiles)
from time to time will target pharmaceutical companies for sales of services based on the Tool Groups, and in particular will target an initial group of approximately 15 key potential customers in connection with the Alliance's Initial Toolkit roll-out.

                  (e) Primary Sales Force Responsibility. Quintiles will bear primary responsibility for sales force activities for services related to the drug development and physician detailing Tool Groups. HWMD will bear primary responsibility for sales force activities for services relating to the direct-to-consumer Tool Group.

                  (f) Package Orientation. The parties intend to market services based on the Tool Groups primarily as a single package including all three Tool Groups, but recognize that some customers may require the right to purchase services provided through the use of Tools individually or on a Tool Group basis. The Steering Committee will be responsible to establish and adapt price levels and models for custom sales.

         5.2 SPECIFIC MARKETING ACTIVITIES. The Work Plan for each Alliance Product will specify the manner (if unique) in which the parties will market such Alliance Product, along with the specific resources (if any) each party will provide for that purpose. Each party will use commercially reasonable efforts to conduct the marketing activities specified in each such Work Plan, in the manner and on the schedule specified therein.

         5.3      OTHER MARKETING ACTIVITIES.

                  (a) General. In addition to the marketing activities designated in Work Plans for specific Tools, HWMD and Quintiles will engage in such other marketing activities as the Steering Committee shall determine from time to time, such as in connection with establishing a marketing infrastructure for Alliance activities, preparing periodic marketing plans, developing general marketing collateral, or otherwise. The Steering Committee may develop Work Plans to address all such activities as it determines. Each party will conduct its respective activities designated in each such Work Plan in the manner and on the schedule specified therein.

                  (b) Procedures. The Steering Committee may develop sales procedures from time to time in its discretion for such matters as contact management and enhancement, coordinated bid preparation, and contracting, and such other matters as the Steering Committee determines. Each party will cause its Alliance sales personnel to comply with all such procedures adopted by the Steering Committee as in effect from time to time.

                                   ARTICLE VI
                            PAYMENTS; REVENUE SHARING

         6.1 PAYMENTS FOR DEVELOPMENT WORK. Quintiles will compensate HWMD for development activities as follows:

                  (a) For development of the Tools in the Initial Toolkit and of any post-release enhancements during the year after any such Tool is first made generally available, Quintiles shall


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pay HWMD at HWMD's "fully-loaded" development cost for Development Personnel
(determined as a function of salary and an overhead allotment agreed to by the Steering Committee) and actual costs and expenses otherwise incurred in carrying out a Work Plan approved by the Steering Committee ("Costs").

                  (b) For development of Tools other than those in the Initial Toolkit, of any post-release enhancements for any such Tool, and of any post-release enhancements of Tools in the Initial Toolkit following the year after any such Tool is first made generally available, Quintiles shall pay HWMD such development fees as are determined by the Steering Committee and set forth in the applicable Work Plan.

                  (c) HWMD shall provide to Quintiles monthly invoices for Costs which shall provide all information reasonably necessary for the computation or conformation of the payments described in the invoices. Any payments for Costs will be paid by Quintiles to HWMD within thirty (30) days after Quintiles' receipt of such invoice. Quintiles will pay interest of 1% per month on amounts not paid within such 30 day period, unless Quintiles delivers, in good faith, notice to HWMD disputing such payment in reasonable detail.

         6.2      REVENUE SHARING.

                  The parties will share their respective revenues from the sales of services provided through use of the Tools in the manner determined by the Steering Committee at the time of each bid to a potential customer. The Alliance Guidelines include a model of the parties' revenue sharing expectations by Product Channel as of the date of this Agreement.

         6.3 AUDITS. Each party will maintain records reasonably sufficient to document and record its shared revenues for Tools; and each shall have the right to audit the other's books and records on a reasonable basis to confirm the accuracy thereof solely relative to shared revenues. The parties will address any apparent payment discrepancies promptly and in good faith, and the affected party promptly will correct any confirmed over- or under-payment. Each party may perform such audits up to twice per calendar year during the other party's normal business hours by providing the audited party with at least five business days advance written notice. In performing such audits, the auditing party will not unduly interfere with the operation of the audited party's other business activities, and the auditing party will comply with the audited party's reasonable safety and security policies and procedures.

         6.4 OTHER COSTS OF PERFORMANCE. Except as otherwise specifically provided in this Agreement, each party will bear the costs and expenses of performing its obligations hereunder. Neither party shall be obligated to pay any taxes of the other or any other expenses for which the other party may be liable based upon or in connection with the transactions contemplated by this Agreement.


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                                   ARTICLE VII
                         INTELLECTUAL PROPERTY OWNERSHIP

         7.1 INTELLECTUAL PROPERTY RIGHTS. HWMD and Quintiles agree and acknowledge that as between HWMD and Quintiles, ownership of Intellectual Property Rights in the various intellectual properties associated with this Agreement (whenever developed) is as follows, subject to the various rights granted in this Agreement (and without any duty to account to one another except as specifically provided herein):

                  (a) Each party shall own all right, title, and interest in and to all Intellectual Property Rights in its Confidential Information.

                  (b) Quintiles will own all right, title, and interest in and to all Intellectual Property Rights in the Tools, all computer software implementing Tools, and all documentation for Tools (each of which shall be deemed a "work made for hire" for purposes of the federal Copyright Act); provided that HWMD shall be entitled to use all of the foregoing during the term of, in the manner, to the extent, and for the purposes required by this Agreement. HWMD hereby irrevocably transfers to Quintiles HWMD's entire right, title and interest to all Intellectual Property Rights in such items.

                  (c) HWMD will own all right, title, and interest in and to all Intellectual Property Rights in the HWMD Platform and all Platform Enhancements created by HWMD under this Agreement. For purposes of this Agreement, "PLATFORM ENHANCEMENTS" means a modification to the HWMD Platform which relates to the operating environment in which the Tools and other applications function.

         7.2 FURTHER ASSURANCES. Each of HWMD and Quintiles shall, and shall cause its Affiliates to, cooperate with the other (or its designee(s)) and shall execute documents of assignment, oaths, declarations, and other documents reasonably requested by the other to confirm or effect the allocation or facilitate the enforcement of the Intellectual Property Rights described in
Section 7.1 above. Each party will provide such cooperation and execution at no charge to the other, other than reimbursement of its reasonable related out-of-pocket expenses.

         7.3 LICENSE TO MARKS. Each party will retain all right, title, and interest in and to its Marks worldwide. Subject to the terms and conditions of this Agreement, HWMD hereby grants to Quintiles a royalty-free, non-exclusive, non-transferable, worldwide license to use HWMD's Marks in connection with its marketing activities for the Tools during the term of this Agreement; provided that such use is in accordance with HWMD's then-current trademark usage guidelines. Subject to the terms and conditions of this Agreement, Quintiles hereby grants to HWMD a royalty-free, non-exclusive, non-transferable, worldwide license to use the Quintiles Marks in connection with its marketing activities for the Tools, including its use on the Co-Branded Area, during the term of this Agreement; provided that such use is in accordance with Quintiles' then-current Mark usage guidelines. Neither party shall form any combination marks with the other party's marks. Neither party may modify any of the other party's Marks without the other party's approval. Each party hereby assigns to the other party all right, title and interest in the other party's Marks, together with the goodwill attaching thereto, that may inure to it in connection with this Agreement or from its use of the other party's Marks hereunder.

         7.4 NO OTHER RIGHTS. Except as specifically provided in this Agreement, neither party nor any of its respective Affiliates shall have any right or license by virtue of this Agreement to use or exploit any Intellectual Property Rights of the other party or any of the other party's Affiliates.

                                  ARTICLE VIII
                                 CONFIDENTIALITY

         Each of HWMD and Quintiles will hold and cause its respective Affiliates to hold the other party's Confidential Information in confidence and refrain from using any such Confidential Information other than for purposes of performing its respective obligations under this Agreement. Each party may disclose Confidential Information to its employees, contractors, and agents with a need to know the Confidential Information who are under obligations not to use or disclose the Confidential Information. Notwithstanding the foregoing, each party and its respective Affiliates will be permitted to disclose the other party's Confidential Information as and to the extent required by applicable law, provided the party required to make any such disclosure notifies the party whose Confidential Information is required to be disclosed as far in advance of the required disclosure as is reasonably practicable under the circumstances and cooperates with such party (if reasonably requested to do so, and at the requesting party's expense) to secure confidential treatment for the required disclosure. Nothing in this Agreement shall prohibit HWMD from using or disclosing any information learned by its employees or retained in such employees memory after their last exposure to materials containing Confidential Information, to the extent such information comprises software programming, Internet product development, or hosting techniques applicable generally to HWMD's business and products.

                                   ARTICLE IX
                              TERM AND TERMINATION

         9.1 INITIAL TERM; RENEWAL TERM. This Agreement shall commence upon the date specified above in the preamble and continue thereafter for ten (10) years. At the end of the initial term, this Agreement shall renew automatically for successive two (2) year periods, unless either HWMD or Quintiles notifies the other in writing of its intention to terminate this Agreement at least one hundred eighty (180) days prior to the beginning of the applicable renewal term.

         9.2      TERMINATION

                  (a) Either party may terminate this Agreement if the other party has defaulted in any material obligation under this Agreement and failed to cure such default within sixty (60) days after written notice thereof from the terminating party.

                  (b) Either party may terminate this Agreement by immediate written notice if the other party becomes insolvent or if a court of competent jurisdiction enters an order or decree in respect of such party under any bankruptcy or similar law approving a petition for reorganization or appointing a custodian for all or substantially all its assets or ordering the liquidation of such party.

         9.3 EFFECT OF TERMINATION. The parties' respective rights and obligations under Section 6.3 (Audits), and Articles VII (Intellectual Property Ownership), VIII (Confidentiality), and X (Miscellaneous) will survive any expiration or termination of this Agreement. In the event of any termination or expiration of this Agreement, each party shall deliver to the other all copies of all Confidential Information of the other party in its possession or control (including, without limitation, HWMD's delivery to Quintiles of all copies of the Tools in object and source code forms and all related documentation). In the event of any termination or expiration of this Agreement, HWMD shall offer to Quintiles a service agreement for a period of up to two years, under which HWMD shall continue to operate the Tools on behalf of Quintiles and facilitate the transition of the Tools to another platform, all on HWMD's then-current standard pricing and other terms and conditions. HWMD shall also include a listing of all third party software contained in the Tools, and will sublicense or assign HWMD's rights in such software to Quintiles where HWMD possesses the right to do so.

                                    ARTICLE X
                               DISPUTE RESOLUTION

         10.1     DISPUTE RESOLUTION.

                  (a) Internal Review. In the event that a dispute, difference or question arises pertaining to any matters which are the subject of the Alliance ("DISPUTE"), and either party so requests in writing, prior to the initiation of any formal legal action, the following dispute resolution shall apply:

                           (1)      The Steering Committee will use its good
faith efforts to resolve the Dispute within ten (10) days. If the Steering Committee is unable to resolve the Dispute in such period, the Steering Committee will refer the Dispute to the Executive Sponsors as set forth in subitem (2) below.

                           (2)      For all Disputes referred to the Executive
Sponsors from the Steering Committee above, the Executive Sponsors shall use their good faith efforts to resolve the Dispute within twenty (20) days after such referral. If the Executive Sponsors are unable to resolve the Dispute in such period, the Executive Sponsors will refer the Dispute to the Chief Executive Officers of HWMD and Quintiles as set forth in subitem (3) below.

                           (3)      For all Disputes referred to the Chief
Executive Officers from the Executive Sponsors above, the Chief Executive Officers shall use their good faith efforts to resolve the Dispute within twenty
(20) days after such referral.

                  (b) Mediation. In the event of a Dispute which cannot be resolved by the Chief Executive Officers, either party may commence a non-binding mediation to resolve the Dispute by providing written notice to the other party (a "MEDIATION NOTICE") informing the other party of the dispute and the issues to be resolved and containing a list of five (5) recommended individuals to serve as the mediator. Within ten (10) business days after the receipt of a Mediation Notice, the other party shall respond by written notice to the party initiating mediation, providing a list of five (5) recommended individuals to serve as the mediator and which adds additional issues to be resolved. The recommended mediators shall be individuals with experience in the pharmaceutical and healthcare technology industries and shall not be any employee, director, shareholder or agent of either party or an Affiliate of either party, or otherwise involved (whether by contract or otherwise) in the affairs of either party. If, within twenty (20) business days after receipt of the Mediation Notice, the parties shall have been unable to agree upon an individual to serve as mediator, or to the extent the mediator selected by the parties is unable to resolve the dispute, the dispute will be settled by final and binding arbitration conducted in the manner described in subsection (c) below. If, within twenty (20) business days after receipt of the Mediation Notice, the parties shall have agreed upon an individual to serve as mediator, the mediator shall conduct a mediation in an effort to resolve the dispute, employing commercially reasonable procedures selected by the mediator in consultation with the parties, completing such mediation no later than sixty (60) days after engagement.

                  (c) Arbitration. Binding arbitration, if necessary, shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as in effect at the time of the arbitration hearing, such arbitration to be completed in a ninety (90) day period. The arbitration panel will be composed of three arbitrators, one of whom will be chosen by HWMD, one by Quintiles, and the third by the two so chosen. If both or either of HWMD or Quintiles fails to choose an arbitrator or arbitrators within fourteen (14) days after receiving notice of commencement of arbitration, or if the two arbitrators fail to choose a third arbitrator within fourteen (14) days after their appointment, the American Arbitration Association shall, upon the request of both or either of the parties to the arbitration, appoint the arbitrator or arbitrators required to complete the panel. The decision of the arbitrators shall be final and binding on the parties, and specific performance may be ordered by any court of competent jurisdiction.

                  (d) Costs. The parties shall bear their own costs in preparing for and participating in the resolution of any dispute under this Article, and the costs of mediator(s) and arbitrator(s) shall be equally divided between the parties.

                                   ARTICLE XI
                                   WARRANTIES

         11.1 POWER AND AUTHORITY. HWMD represents and warrants to Quintiles that HWMD has full power, right and authority to enter into this Agreement, to carry out its obligations under this Agreement, and to grant and assign the rights granted and assigned to Quintiles under this Agreement.

         11.2 PROPRIETARY RIGHTS. HWMD further represents and warrants to Quintiles that:

                  (a) The Tools will be the original work of HWMD or licensed from third party vendors as agreed to by the Steering Committee;

                  (b) HWMD has not previously granted or assigned and will not grant or assign any rights in the Tools to any third party which are inconsistent with the rights granted and assigned herein to Quintiles; and

                  (c) Each of HWMD's employees and consultants who has been or will be involved in the development of the Tools, or who will have access to any Confidential Information of Quintiles, will have signed, before beginning such involvement, an agreement with HWMD with respect to proprietary rights and confidentiality which complies with the terms of this Agreement.

         11.3 VIRUS WARRANTY. HWMD warrants that HWMD has implemented all measures used in its normal business, including at a minimum commercially reasonable measures, to ensure that the Tools do not contain any virus or any other contaminant, including but not limited to codes, commands or instructions that may be used to access, alter, delete, damage, disable, cause disruption of or otherwise interfere with Quintiles' use of the Tools, other software, or any Quintiles data or information.

         11.4 YEAR 2000 WARRANTY. HWMD warrants to Quintiles that it shall take all steps to ensure that the Tools are and will be "Year 2000 Compliant" in a manner commensurate with other applications used by HWMD on the HWMD Platform. For purposes of this Agreement, "Year 2000 Compliant" means that the Tools will, in processing data containing dates in the Year 2000 and any preceding and following years: (a) initiate and operate, (b) correctly store, represent, and process (including sort) dates (including single and multi-century formulas and leap year calculations), and (c) not cause or result in an abnormal termination or ending.

         11.5 SERVICES WARRANTY. HWMD warrants that it shall provide services under this agreement in a professional, workmanlike and efficient manner, consistent with the high industry standards.

         11.6 WARRANTY DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, HWMD HEREBY DISCLAIMS ALL WARRANTIES, OF ANY KIND, EXPRESS OR IMPLIED INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                   ARTICLE XII
                             INFRINGEMENT INDEMNITY

         12.1 DUTY TO INDEMNIFY BY HWMD. HWMD will, at its expense, defend, indemnify, hold Quintiles harmless, from and against any damage, liability, cost or expense (including reasonable attorneys' fees and court costs) arising out of or resulting from any claim, suit or other proceeding in which it is alleged that the Tools or Quintiles' exercise of its rights in the Tools, infringes the Intellectual Property Rights of any third party. In the event of any such claim, Quintiles will: (i) promptly notify HWMD, in writing, of the claim, suit or proceeding; (ii) provide HWMD with all reasonable information and assistance, at HWMD's expense, to defend or settle such a claim, suit or proceeding; and (iii) grant HWMD with the authority and control of the defense or settlement of such claim. Such indemnity shall not extend to the extent that any infringement is caused by HWMD's conformance to Quintiles requirements or specifications.

         12.2 INJUNCTION REMEDIES FOR QUINTILES. If Quintiles' use of any Tools is, or in HWMD's opinion is likely to be, enjoined due to the type of claim specified in Section 12.1, then HWMD, at its sole option and expense, will either: (i) procure for Quintiles a license to continue using the Tools in accordance with the terms of this Agreement; or (ii) modify the allegedly infringing item to avoid the infringement, without impairing the compliance of the Tools with the Specifications; or (iii) if such is not reasonably possible, then instruct Quintiles to cease use of the infringing item and the parties will use the dispute resolution process set out in Article X to adjust this Agreement or the Work Plan in question to compensate.

         12.3 DUTY TO INDEMNIFY BY QUINTILES. Quintiles will, at its expense, defend, indemnify, hold HWMD harmless, from and against any damage, liability, cost or expense (including reasonable attorneys' fees and court costs) arising out of or resulting from any claim, suit or other proceeding in which it is alleged that the requirements or specifications produced by Quintiles for the Tools or HWMD's exercise of its rights in the requirements or specifications produced by Quintiles, infringes the Intellectual Property Rights of any third party. In the event of any such claim, HWMD will: (i) promptly notify Quintiles, in writing, of the claim, suit or proceeding; (ii) provide Quintiles with all reasonable information and assistance, at Quintiles' expense, to defend or settle such a claim, suit or proceeding; and (iii) grant Quintiles with the authority and control of the defense or settlement of such claim. Such indemnity shall not extend to the extent that any infringement is caused by HWMD's method of conforming to Quintiles requirements or specifications.

         12.4 INJUNCTION REMEDIES FOR HWMD. If HWMD's use of any Tools is, or in Quintiles' opinion is likely to be, enjoined due to the type of claim specified in Section 12.3, then Quintiles, at its sole option and expense, will either: (i) procure for HWMD a license to continue using the requirements or specifications in accordance with the terms of this Agreement; or (ii) modify the allegedly infringing item to avoid the infringement, or (iii) if such is not reasonably possible, then instruct HWMD to cease use of the infringing item and the parties will use the dispute resolution process set out in Article X to adjust this Agreement or the Work Plan in question to compensate.

                                  ARTICLE XIII
                                  MISCELLANEOUS

         13.1 RELATIONSHIP OF PARTIES. HWMD and Quintiles agree that their legal relationship to one another under this Agreement is as independent contractors. Nothing in this Agreement shall be deemed to create a joint venture, agency, partnership, or other relationship between HWMD and Quintiles, and neither shall have any power by virtue of this Agreement to enter into any contract or commitment on behalf of the other or to bind the other in any respect whatsoever.

         13.2 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by a written agreement (referring specifically to this Agreement) of HWMD and Quintiles.

         13.3 SEVERABILITY. In the event one or more of the provisions of this Agreement or the application thereof to any circumstance are found to be invalid or unenforceable to any extent by a court with jurisdiction, the remaining provisions shall continue in full force and effect. If any provision of this Agreement is found to be so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

         13.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

         If to Quintiles, to:

                  Quintiles Transnational Corp.
                  4709 Creekstone Drive
                  Riverbirch Building, Suite 200
                  Durham, North Carolina 27703-8411
                  Telecopy Number: (919) 998-2177
                  Attention: John S. Russell, Senior Vice President, General
                             Counsel

         with a copy to:

                  Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. Post Office Box 2611
                  Raleigh, North Carolina 27602-2611
                  Telecopy Number: (919) 821-6800
                  Attention: Gerald F. Roach

         If to HWMD, to:

                  Healtheon/WebMD Corporation
                  400 The Lenox Building
                  3399 Peachtree Road NE
                  Atlanta, Georgia 30326
                  Telecopy Number: (404) 479-7603
                  Attention: Jack Dennison, Executive Vice President, General
                             Counsel

         with a copy to:

                  Alston & Bird, L.L.P.
                  1211 East Morehead Street
                  P.O. Drawer 34009
                  Charlotte, North Carolina 28234-4009
                  Telecopy Number: (704) 334-2014
                  Attention: H. Bryan Ives III

         13.5 DESCRIPTIVE HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         13.6 ENTIRE AGREEMENT. This Agreement (including its various Schedules) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to its subject matter.

         13.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to the provisions thereof relating to conflicts of law.

         13.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

         13.9 ASSIGNMENT. This Agreement and the rights, interests and obligations hereunder shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Neither party may assign or otherwise transfer its rights, interests or obligations under this Agreement without the other party's prior written consent (not to be withheld or delayed unreasonably), except in connection with the sale, transfer, or other disposition of all or any portion of its business or assets in a transaction in which the transferee or successor to such business or assets assumes the transferring party's corresponding obligations under this Agreement.

         13.10 PUBLICITY. Except as otherwise required by applicable law, neither party shall refer to the other party in advertising, promotional activities, or other public disclosures or announcements without such other party's prior written consent, which shall not be withheld unreasonably.

         13.11 LIMITATION OF LIABILITY. EXCEPT IN THE CASE OF FRAUD OR WILLFUL OR INTENTIONAL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR SPECIAL DAMAGES ARISING OUT OF OR RELATED TO SUCH ACTION OR OMISSION, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         13.12 FORCE MAJEURE. Neither party will be responsible for any failure to perform its obligations under this Agreement due to causes beyond its reasonable control, including without limitation acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, earthquakes, accidents, strikes, or fuel crises, provided that such party gives prompt written notice of such cause to the other party. The affected party's time for performance will be extended for a period equal to the duration of the force majeure.

                                * * * * * * * * *

    [signature page to Internet Product Development and Marketing Agreement]

         In witness whereof, each of HWMD and Quintiles has caused this Agreement to be executed on its behalf by its respective officer duly authorized to do so, all as of the date specified above in the preamble.

                                       HEALTHEON/WEBMD CORPORATION



                                       By: /s/ Jeff Arnold
                                          --------------------------------------

                                       Its: Chief Executive Officer
                                           -------------------------------------



                                      QUINTILES TRANSNATIONAL CORP.



                                       By: /s/ John S. Russell
                                          --------------------------------------
                                          John S. Russell
                                          Senior Vice President, General Counsel
                                          and Corporate Secretary

      SCHEDULE 2.2 TO INTERNET PRODUCT DEVELOPMENT AND MARKETING AGREEMENT

                               ALLIANCE GUIDELINES

A.       Master Development/Rollout Schedule

         Phase       Months      Action
         -----------------------------------------------------------------------------------------------------
         1           0-6         Specify functions to be provided by Tools
                                 - Parties estimate 200 functions to be specified
                                 - Quintiles to be primarily responsible for this activity, with support from HWMD software development and other appropriate personnel
         -----------------------------------------------------------------------------------------------------
         2           7-18        Develop software to implement functions specified in Phase 1
                                 - Parties estimate will require 200 software development personnel on full-time basis
                                 - HWMD to be primarily responsible, with support from Quintiles
                                 - Quintiles to pay HWMD for development services at HWMD's cost
                                 (see Designated Resource Commitments below)

                                 Develop sales materials for pharmaceutical customers and training materials for Alliance sales personnel from HWMD and Quintiles
                                 - Quintiles to be primarily responsible, with support from HWMD
         -----------------------------------------------------------------------------------------------------
         3           19-27       Global joint sales roll-out to targeted large pharmaceutical companies;
                                 roll-out to include personal efforts at CEO level of HWMD and Quintiles
         -----------------------------------------------------------------------------------------------------
         4           28          First sales targeted to occur
         -----------------------------------------------------------------------------------------------------

B.       Revenue Sharing Objectives

Parties to share revenues derived from commercialization of Tools as determined by Steering Committee. Current estimated guidelines are as follows:

Estimates                                 Revenue Share                                Operating Margin
                                 ---------------------------------------------------------------------------------
                                  HWMD                 Quintiles                 HWMD                 Quintiles
------------------------------------------------------------------------------------------------------------------
Drug
Development                       12.5%                  87.5%                 25 - 30%               20 - 25%
------------------------------------------------------------------------------------------------------------------
Physician
Detailing                         12.5%                  87.5%                 25 - 30%               20 - 25%
------------------------------------------------------------------------------------------------------------------
Direct-to-
Consumer                          87.5%                  12.5%                      30%                    30%
------------------------------------------------------------------------------------------------------------------

These estimates and the parties' revenue sharing objectives are further modeled in the attached Schedule 2.2.1.

C.       Resource Commitment Model

         1. In addition to Quintiles' funding HWMD's development of the Initial Toolkit at cost (see Section 6.1), the parties anticipate approximately the following commitment of resources will be necessary to enable commercialization of the Initial
                  Toolkit:

                  Planning                                   $   5 million
                  -------------------------------------------------------------
                  Business development                       $  15
                  -------------------------------------------------------------
                  Management                                 $  10
                  -------------------------------------------------------------
                  Clinical trial training                    $  50
                  -------------------------------------------------------------
                  Detailing training                         $  15
                  -------------------------------------------------------------
                  Contingencies                              $  10
                  -------------------------------------------------------------

                  -------------------------------------------------------------
                  Total                                      $[105] million
                  -------------------------------------------------------------

         2. The parties will commit such resources in the manner determined by the Steering Committee in Work Plans.

                       SCHEDULE 2.1.1 TO INTERNET PRODUCT
                       DEVELOPMENT AND MARKETING AGREEMENT

                         REVENUE SHARING MODEL (DETAIL)

Product Development and Commercialization Revenue Sharing Model

                               Example at $1 billion

Quintiles                         1,000,000                        1,000,000
Revenues

Profit - before                     325,000         32.50%           178,750         17.88%
spend
Payment to HWMD                     125,000         12.50%            68,750          6.88%
                               --------------------------           -----------------------
Profit - after                      200,000         20.00%           110,000         11.00%
spend

                                                                             Example at $1 Billion in revenue
                        Quintiles Profits                           ---------------------------------------------------------------
                      ---------------------           HWMD                          Profit       Payment       Profit     Profit %
                      Pre-Spend  Post-Spend         Revenues          Revenue    Pre-Spend       to HWMD   Post-Spend   Post-Spend
                      ---------------------         --------        ---------------------------------------------------------------
Quintiles at             32.50%      20.00%           12.50%        1,000,000      325,000       125,000      200,000       20.00%
20% after pmts.
                         30.88%      19.00%           11.88%        1,000,000      308,750       118,750      190,000       19.00%
                         29.25%      18.00%           11.25%        1,000,000      292,500       112,500      180,000       18.00%
                         27.63%      17.00%           10.63%        1,000,000      276,250       106,250      170,000       17.00%
                         26.00%      16.00%           10.00%        1,000,000      260,000       100,000      160,000       16.00%
                         24.38%      15.00%            9.38%        1,000,000      243,750        93,750      150,000       15.00%
                         22.75%      14.00%            8.75%        1,000,000      227,500        87,500      140,000       14.00%
                         21.13%      13.00%            8.13%        1,000,000      211,250        81,250      130,000       13.00%
                         19.50%      12.00%            7.50%        1,000,000      195,000        75,000      120,000       12.00%
                         17.88%      11.00%            6.88%        1,000,000      178,750        68,750      110,000       11.00%
-----------------------------------------------------------------------------------------------------------------------------------
                         16.00%      11.00%            5.00%        1,000,000      160,000        50,000      110,000       11.00%
                         15.00%      11.00%            4.00%        1,000,000      150,000        40,000      110,000       11.00%
                         14.00%      11.00%            3.00%        1,000,000      140,000        30,000      110,000       11.00%
-----------------------------------------------------------------------------------------------------------------------------------
                         13.00%      10.00%            3.00%        1,000,000      130,000        30,000      100,000       10.00%
                         12.00%       9.00%            3.00%        1,000,000      120,000        30,000       90,000        9.00%
                         11.00%       8.00%            3.00%        1,000,000      110,000        30,000       80,000        8.00%
                         10.00%       7.00%            3.00%        1,000,000      100,000        30,000       70,000        7.00%
                          9.00%       6.00%            3.00%        1,000,000       90,000        30,000       60,000        6.00%
                          8.00%       5.00%            3.00%        1,000,000       80,000        30,000       50,000        5.00%
                          7.00%       4.00%            3.00%        1,000,000       70,000        30,000       40,000        4.00%
                          6.00%       3.00%            3.00%        1,000,000       60,000        30,000       30,000        3.00%

Direct-to-Consumer Revenue Sharing Model

                          Example at $1 billion


Total Revenues                        1,000,000

Quintiles Revenues                      125,000             12.50%
HWMD Revenues                           875,000             87.50%
                          ----------------------------------------
Total Revenues                        1,000,000            100.00%
                          =====================